FOR IMMEDIATE RELEASE

Highpower International, Inc. Reports Fourth Quarter and Full
Year 2010 Financial Results

New York, USA & Shenzhen, China – March 28, 2011 – Highpower International, Inc. (NasdaqGM: HPJ), a developer, manufacturer and marketer of nickel-metal hydride (Ni-MH) and lithium-ion (Li-ion) batteries and related products, today announced financial results for the fourth quarter and year ended December 31, 2010.

Business Highlights

•	Net sales for the fourth quarter of 2010 increased 24% to $27.9 million
•	Net sales for the year ended December 31, 2010 increased 49% to $104.9 million
•	Gross profit margin for the fourth quarter of 2010 was 22.4% as compared with 19.3% in the fourth quarter of 2009
•	Gross profit margin for the year ended December 31, 2010 was 20.8% as compared with 21.4% for the year ended December 31, 2009
•	Net income for the fourth quarter of 2010 increased 126% to $1.4 million
•	Net income for the year ended December 31, 2010 increased 36% to $6.0 million
•	Fully diluted EPS for the fourth quarter increased by 100% to $0.10
•	Fully diluted EPS for the year increased by 36% to $0.44
•
Continued production ramp of Li-ion batteries to average monthly production rate in excess of 1.3 million units for the fourth quarter 2010, an increase of 48% in production over the same period in 2009

“We are proud of the growth in revenues and profits that we achieved in the fourth quarter and the full year of 2010,” said Mr. George Pan, Chairman and Chief Executive Officer of Highpower International. “We grew our volumes by 18% in 2010, which was driven by a growing global demand for our products as we gain traction in placing our batteries in many next generation consumer electronics products. In addition, our net income increased by 36% in 2010 despite a challenging raw materials cost environment. Our focus on cost containment efforts and execution proved invaluable in helping us achieve these strong results.”

“As we look forward, we believe we are well positioned within our industry to capitalize on growth opportunities with an estimated 11% share of the global Ni-MH battery market, a growing presence in the Lithium battery market and excellent customer relationships. We plan on building on this momentum in 2011 with increased investments in our global sales and marketing platform and advancing our position as a leading developer, manufacturer and marketer of clean energy products and solutions.”

Highpower International, Inc.

Mr. Henry Sun, Chief Financial Officer of Highpower International added, “We ended the year with a strong balance sheet that positions us to pursue our strategic initiatives for 2011. In addition to the above mentioned investments in our global sales and marketing organization, we look forward to completing the construction of our new Ni-MH battery manufacturing facility in Huizhou, Guangdong Province and begin transitioning production from our existing facility in Shenzhen in the fourth quarter of 2011. In addition, we are planning to expand the production capacity of our Li-ion manufacturing operations due to continued strong demand for our products.”

Fourth Quarter 2010 Financial Results

Net sales for the fourth quarter ended December 31, 2010 totaled $27.9 million, a year-over-year increase of 24% compared with $22.5 million for the fourth quarter ended December 31, 2009.  The increase in sales for the fourth quarter was primarily due to a 15% increase in the average selling price of our batteries and a 48% increase in the number of Lithium batteries sold. In addition, our Materials segment revenue increased to $2.2 million in the fourth quarter of 2010 from $838,000 in the fourth quarter of 2009.

Fourth quarter 2010 gross profit increased 44% to $6.3 million, as compared with $4.3 million for the fourth quarter 2009.  Gross profit margin was 22.4% for the fourth quarter 2010, as compared with 19.3% for the fourth quarter 2009.  The year-over-year increase in gross profit margin for the fourth quarter 2010 was primarily due to a 15% increase in the average selling price of our batteries as compared with a 9% increase in the average per unit cost of our batteries sold.

Selling and distribution costs were $1.1 million for the fourth quarter 2010, as compared with $476,000 for the comparable period in 2009, reflecting increased investment in sales and marketing.

General and administrative expenses, including stock-based compensation, were $3.1 million or 11.0% of net sales for the fourth quarter 2010, as compared to $2.8 million, or 12.4% of net sales for the fourth quarter 2009. The increase was primarily due to increased spending on senior and mid-level management staffing and a higher investment in our management information systems, both required to support the growth of our business.

Income from operations for the fourth quarter increased 72% to $1.7 million, as compared with $975,000 for the fourth quarter of 2009. The 2010 results include a $304,000 loss on the exchange rate difference between the U.S. Dollar (“USD”) and the Renminbi (“RMB”) as compared with a $2,100 gain in the 2009 fourth quarter.

Net income for the fourth quarter of 2010 was $1.4 million or $0.10 per diluted share, based on 13.9 million weighted average shares outstanding. This compares with fourth quarter 2009 net income of $638,000, or $0.05 per diluted share, based on 13.6 million weighted average shares outstanding, which resulted in an increase in diluted EPS of 100% year-over-year.

Highpower International, Inc.

Full Year 2010 Financial Results

Net sales for the year ended December 31, 2010 totaled $104.9 million, a year-over-year increase of 49% compared with $70.3 million for the year ended December 31, 2009.  The year-over-year increase was primarily due to an 18% increase in the number of NiMH battery units sold; a 2% increase in the average selling price of our NiMH battery units; an 89% increase in the number of Li-ion battery units sold; and a 17% increase in the average selling price of our Li-ion battery units. In addition, our Materials revenue increased to $12.6 million in 2010 from $1.0 million in 2009. The increase in the number of battery units sold in 2010 was primarily attributable to increased orders from both new and existing customers. The increase in the average selling price of our Li-ion battery units was due to a shift in the sales mix towards higher value products.

Gross profit for 2010 increased 45% to $21.8 million, as compared with $15.0 million for 2009.  Gross profit margin was 20.8% for 2010, as compared with 21.4% for 2009. The slightly lower gross profit margins in 2010 were primarily the result of lower margins on our Li-ion battery sales as a result of the ramp-up in manufacturing and the resulting unabsorbed overhead costs. In addition, our materials business generates lower gross margins than what we achieve from our battery sales and therefore contributed to the lower overall gross profit margin.

Selling and distribution costs were $4.0 million for 2010, as compared with $2.4 million for 2009, reflecting increased investment in sales and marketing.

General and administrative expenses, including stock-based compensation, were $9.3 million or 8.9% of net sales for 2010, as compared to $6.4 million or 9.1% of net sales for 2009.  The $2.9 million overall increase was primarily due to increased spending on senior and mid-level management staffing and a higher investment in our management information systems.

Income from operations for 2010 increased 22% to $7.3 million, as compared with $5.9 million for 2009. The 2010 results include a $786,000 loss on the exchange rate difference between the U.S. Dollar (“USD”) and the Renminbi (“RMB”), as compared with a $60,000 loss in 2009.

Net income increased 36% to $6.0 million, or $0.44 per diluted share, for the year ended December 31, 2010, based on 13.7 million weighted average shares outstanding. This compares with 2009 net income of $4.4 million, or $0.33 per diluted share, for the year ended December 31, 2009, based on 13.6 million weighted average shares outstanding.

Balance Sheet

At December 31, 2010, Highpower International had cash, cash equivalents and restricted cash totaling $14.5 million, total assets of $69.9 million, working capital of $10.1 million and stockholders’ equity of $27.8 million.  Bank credit facilities totaled $61.2 million at December 31, 2010, of which $22.5 million was utilized and $38.7 million was available as unused credit.

Highpower International, Inc.

Outlook

Based on our current expectations for global demand for the rechargeable battery market in 2011, the outlook for our key raw material input prices and our planned increased investment in sales & marketing and research & development, we are providing the following financial guidance for 2011. We expect net sales to be between $125 million and $135 million and net income to be between $6.0 million and $7.0 million for the year ended December 31, 2011.

“While we expect to continue to experience strong revenue growth for 2011, our growth in net income will be impacted by key investments that we are making today to position us for increased profitability in 2012 and beyond. In addition, we expect that our gross margins in 2011 will be impacted by higher raw material costs and higher labor costs, which will be partially offset by product price increases that we are in the process of implementing.” said Mr. Henry Sun, Chief Financial Officer.

Conference Call and Webcast
The Company will host a conference call today at 7:00 a.m. Pacific time/10:00 a.m. Eastern time to discuss these results and answer questions.

Individuals interested in participating in the conference call may do so by dialing 888-799-5026 from the U.S., or 973-409-9693 from outside the U.S. and referencing the reservation code 49794466. Those interested in listening to the conference call live via the Internet may do so by visiting the Investor Relations section of the Company's Web site at http://www.highpowertech.com or www.InvestorCalendar.com.

About Highpower International, Inc.

Highpower International, Inc. develops, manufactures and markets rechargeable nickel metal hydride (Ni-MH) and lithium-ion (Li-ion) batteries and related products for use in a variety of electronic devices. The majority of Highpower International’s products are distributed worldwide to markets in the United States, Europe, China, Hong Kong, Taiwan, Southeast Asia and South America. For more information, visit http://www.highpowertech.com

To be added to the Company’s email distribution for future news releases, please send your request to HPJ@finprofiles.com . Company news can also be found at http://ir.haopengbattery.com/en/introduce028.html

Highpower International, Inc.

Forward Looking Statements

This press release contains "forward-looking statements" within the meaning of the “safe-harbor” provisions of the Private Securities Litigation Reform Act of 1995 that are not historical facts. These statements  can be identified by the use of forward-looking terminology such as “believe,” “expect,” “may,” “will,” “should,” “project,” “plan,” “seek,” “intend,” or “anticipate” or the negative thereof or comparable terminology, and include discussions of strategy, and statements about industry trends and the Company's future performance, operations and products.  Such statements involve known and unknown risks, uncertainties and other factors that could cause the Company's actual results to differ materially from the results expressed or implied by such statements. For a discussion of these and other risks and uncertainties see "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's public filings with the SEC.  Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct. The Company has no obligation to update the forward-looking information contained in this press release.

Financial Profiles, Inc.
Tricia Ross
+1-916-939-7285
HPJ@finprofiles.com

– financial tables to follow –

Highpower International, Inc.

HIGHPOWER INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
(Stated in US Dollars)

	Years Ended December 31,
	2010	2009
	$	$

Net sales	104,854,870	70,331,277
Cost of sales	(83,079,927)	(55,299,955)

Gross profit	21,773,943	15,031,322
Depreciation	(320,123)	(270,078)
Selling and distribution costs	(4,046,012)	(2,354,967)
General and administrative costs including stock-based compensation	(9,315,313)	(6,404,724)
Loss on exchange rate difference	(785,576)	(60,294)
Loss from associate	(39,391)	-

Income from operations	7,268,528	5,941,259
Change in fair value of currency forwards	-	(117,171)
Other income	448,196	509,294
Interest expense	(406,534)	(527,940)
Other expenses	-	(214,092)

Income before taxes	7,310,190	5,591,350
Income taxes	(1,268,464)	(1,147,804)

Net income	6,041,726	4,443,546

Net Income per common share
- Basic	0.44	0.33

- Diluted	0.44	0.33

Weighted average common shares outstanding
- Basic	13,582,106	13,608,265

- Diluted	13,698,762	13,667,697

Highpower International, Inc.

HIGHPOWER INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
 (Stated in US Dollars)

	At December 31,
	2010	2009
	$	$
ASSETS
Current Assets :
Cash and cash equivalents	8,490,629	2,967,586
Restricted cash	6,044,960	5,478,418
Accounts receivable	20,846,540	14,896,503
Notes receivable	256,574	596,795
Prepaid expenses and other receivables	3,231,211	2,366,734
Deferred charges – Stock-based compensation	-	-
Inventories	13,447,432	10,633,566

Total Current Assets	52,317,346	36,939,602
Deferred tax assets	-	-
Plant and equipment, net	13,652,254	10,284,873
Leasehold land	3,022,293	3,019,509
Intangible asset, net	800,000	850,000
Investment securities	53,904	52,732
Currency forward	-	-

TOTAL ASSETS	69,948,920	51,146,716

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES
Current Liabilities :
Non-trading foreign currency derivatives liabilities	77,699	11,041
Accounts payable	13,407,204	10,738,714
Other payables and accrued liabilities	4,983,269	3,563,308
Income taxes payable	1,164,007	876,739
Bank borrowings	22,539,032	14,787,714

Total Current Liabilities	42,171,211	29,977,516

TOTAL LIABILITIES	42,171,211	29,977,516

Highpower International, Inc.

HIGHPOWER INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (continued)
(Stated in US Dollars)

	At December 31,
	2009	2008
	$	$
STOCKHOLDERS’ EQUITY
Preferred Stock
Par value: $0.0001
Authorized: 10,000,000 shares Issued and outstanding: none	-	-

Common stock
Par value : $0.0001
Authorized: 100,000,000 shares
Issued and outstanding: 2010 –13,582,106 shares (2009 –13,582,106 shares)	1,358	1,358
Additional paid-in capital	5,180,318	5,065,426
Accumulated other comprehensive income	2,475,749	2,023,858
Retained earnings	20,120,284	14,078,558

TOTAL STOCKHOLDERS’ EQUITY	27,777,709	21,169,200

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	69,948,920	51,146,716

Highpower International, Inc.

HIGHPOWER INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
(Stated in US Dollars)

	Years ended December 31,
	2010	2009
	$	$
Cash flows from operating activities
Net income	6,041,726	4,443,546
Adjustments to reconcile net income to net cash flows provided by (used in) operating activities :
Bad debts written off	4,911	74,112
Depreciation	1,388,218	1,088,341
Amortization of intangible asset	50,000	50,000
Amortization of leasehold land	67,099	62,798
Loss on disposal of plant and equipment	87,741	151,825
Change in fair value of currency forwards	-	117,171
Change in fair value of warrants	-	-
Stock based compensation	114,891	233,897

Changes in operating assets and liabilities :
(Increase) decrease in -
Accounts receivable	(5,950,037)	(6,102,967)
Notes receivable	340,221	(164,724)
Prepaid expenses and other receivables	(864,476)	(606,750)
Inventories	(2,813,866)	691,174
Increase (decrease) in -
Accounts payable	2,668,490	2,341,687
Other payables and accrued liabilities	1,419,961	382,470
Income taxes payable	287,268	500,216

Net cash provided by (used in) operating activities	2,842,147	3,262,796

Cash flows from investing activities
Acquisition of plant and equipment	(5,077,297)	(3,661,111)
Proceeds from Investment securities	-	(52,641)
Investment in an associate	(103,123)	-

Net cash used in investing activities	(5,180,420)	(3,713,752)

Cash flows from financing activities
Proceeds from issuance of common stock	-	-
Proceeds from new short-term bank loans	19,332,717	2,924,518
Repayment of short-term bank loans	(13,776,439)	(2,995,847)
Repayment of other loans	-	-
Net advancement of other bank borrowings	2,841,107	(124,949)
Decrease / (Increase) in restricted cash	(566,542)	(581,261)

Net cash provided by financing activities	7,830,843	(777,539)

Net increase in cash and cash equivalents	5,492,570	(1,228,495)
Effect of foreign currency translation on cash and cash equivalents	30,473	20,301
Cash and cash equivalents - beginning of year	2,967,586	4,175,780

Cash and cash equivalents - end of year	8,490,629	2,967,586

Highpower International, Inc.

HIGH POWER INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF OPERATIONS
 (Stated in US Dollars)

	Three months ended December 31,
	2010	2009
	$	$

Net Sales	27,879,171	22,519,839
Cost of Sales	(21,623,870)	(18,179,460)
Gross Profit	6,255,301	4,340,379
Depreciation	(123,524)	(100,769)
Selling and distribution cost	(1,050,698)	(475,966)
General and administrative costs including stock-based compensation	(3,067,703)	(2,791,070)
Loss on exchange rate difference	(304,171)	2,108
Loss from associate	(32,611)	-

Income from operations	1,676,594	974,682
Change in fair value of currency forwards	-	(65)
Change in fair value of warrants	-	-
Other Income	161,306	130,862
Interest Expense	(149,421)	(248,318)
Other expenses	-	9,871

Income before taxes	1,688,479	867,032
Income Taxes	(248,409)	(228,784)

Net Income	1,440,070	638,248

Other comprehensive income
Foreign currency translation gain	23,495	-
Cash flow hedge	(2)	-
Comprehensive Income	1,462,563	-

Net Income per common share
- Basic	0.10	0.05
- Diluted	0.10	0.05

Weighted average common shares outstanding
- Basic	13,582,106	13,566,601

- Diluted	13,930,096	13,632,069